Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 of Enterprise GP Holdings L.P. of our reserve report dated as of December 31, 2001, which is included in such Registration Statement of Enterprise GP Holdings L.P. to be filed with the Securities and Exchange Commission on or about June 20, 2005. We also consent to the reference to us under the heading of “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/S/ FREDERIC D. SEWELL
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

June 20, 2005